Exhibit 10.22
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT between DORAL FINANCIAL CORPORATION, a corporation organized under the laws of the Commonwealth of Puerto Rico (together with its successors and assigns, the “Company”), and MAURICE SPAGNOLETTI (the “Executive”) dated as of December 31, 2010.
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to employ the Executive on the terms set forth herein;
     WHEREAS, the Executive has agreed to be employed by the Company on the terms set forth herein;
     WHEREAS, the Executive and the Company wish to set forth the terms and conditions of the Executive’s employment in this Agreement;
     NOW THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived from this Agreement, the parties hereto agree as follows:
     1. Employment Period. Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and its affiliates, for the period commencing on the Commencement Date (as defined herein) and ending on the second anniversary of the Commencement Date; provided that the Executive’s employment by the Company will automatically be extended by twelve (12) additional months on the second anniversary of the Commencement Date and each annual anniversary thereafter unless either party provides written notice to the other party no less than sixty (60) days prior to the date of any such scheduled extension of its or his intention not to extend the term of the Executive’s employment (the original employment term plus any extension thereof being referred to herein as the “Employment Period”). For purposes hereof, the Commencement Date means the date the Executive commences employment with the Company which in all events shall be no later than October 26, 2010. Notwithstanding the foregoing, the Employment Period shall end on the date on which the Executive’s employment is terminated by either party in accordance with the provisions of this Agreement.
     2. Position and Duties.
          (a) During the Employment Period, the Executive shall serve as Executive Vice President — Mortgage and Banking Operations at Doral Financial Corporation. During the Employment Period, the Executive shall report directly to the Chief Executive Officer of the Company.

          (b) The Executive’s principal work location, subject to travel on Company business, shall be the Company’s headquarters in Puerto Rico. Beginning no later than January 1, 2011, and at all times thereafter during the Employment Period, the primary place of residence of the Executive and his family shall be Puerto Rico. The Executive’s family will relocate to Puerto Rico by January 1, 2011.
          (c) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business attention and time to the business and affairs of the Company, and to use his best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, the Executive shall be entitled to engage in charitable and educational activities and to manage his personal and family investments, to the extent such activities are not competitive with the business of the Company or its affiliates and do not interfere in any way, in the reasonable judgment of the Board (or a committee thereof), with the performance of his duties for the Company and are otherwise consistent with the Company’s governance policies.
     3. Compensation
          (a) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of at least $400,000.00, payable in accordance with the Company’s normal payroll policies. The Executive’s Annual Base Salary shall be prorated for 2010 and for any other partial year of employment during the Employment Period based upon the portion of the year that the Executive is employed by the Company. The Executive’s Annual Base Salary shall be subject to review for increase in the sole discretion of the Board (or a committee thereof).
          (b) Annual Bonus. With respect to each fiscal year completed during the Employment Period, the Executive shall have a target annual bonus opportunity determined by the Executive’s performance and provided the Company’s financial results are met, equal to 75% of his Annual Base Salary (“Target Bonus”). The Board shall establish and determine, in its sole discretion, the performance and payment conditions applicable to such annual bonuses. Any bonus payments due hereunder shall be payable to the Executive no later than 2 1/2 months after the end of the Company’s taxable year or the calendar year, whichever is later, in which the Executive is first vested in such bonus payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
          (d) Additional Compensation:
(i)	Car Allowance: After the relocation benefit ends, during the Employment Period, the Company will provide the Executive with a monthly car allowance under the Company’s policy of $1,500.00 per month to be used to lease or purchase an automobile for employee’s general use (including in the affairs and business of the

Company) and to cover related gasoline and insurance expenses related to the use of such automobile. The amount set forth herein shall not be considered as a payment of other amounts, entitlements or benefits in the event of termination of this Agreement.
(ii)	Subject to the Executive’s execution of a sign on bonus repayment agreement in the form and substance as attached as Exhibit A to this agreement, the Executive will receive a onetime signing bonus of $15,000.00 in a lump sum payment upon his hiring date.

(iii)	After the relocation benefit ends, the Company shall reimburse the Executive for cost of housing in the amount of $3,000.00 per month, from effective date of this agreement but in no event longer than ninety (90) days.
         (e) Long-Term Incentive Plans. During the Employment Period, the Executive may be eligible to participate in the ongoing equity, retention programs, and other long-term awards and programs of the Company. The benefits and terms of the aforementioned long-term incentive plans to the Executive shall be determined in the sole discretion of the Board or a committee thereof.
         (f) Other Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans, programs and arrangements (including, without limitation, life, medical and dental insurance, 401(k), and disability insurance, vacation and sick leave programs) and perquisite programs and arrangements, if any, in each case, on the same basis as generally provided to other similarly-situated executives of the Company. In all events, during the Employment Period, the Executive shall be entitled to eighteen (18) days of paid vacation per calendar year (pro-rated for any partial year of employment).
(g)	Certain Expenses.

(i)	During the Employment Period, the Company shall reimburse the Executive for all appropriate business expenses in accordance with the terms of the Company’s policies and procedures in effect from time to time.

(ii)	The Company shall reimburse the Executive for the relocation expenses in accordance to the relocation benefits policy of the Company at the time of the commencement of the Employment Period.

     4. Termination of Employment.
     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. In the event of the Executive’s Disability (as defined in Exhibit B attached hereto), the Company may provide the Executive with written notice in accordance with Section 11(c) of this Agreement of its intention to terminate the Executive’s employment due to Disability. In such event, the Executive’s employment with the Company shall terminate effective fourteen (14) days from the date the Company sends such notice to the Executive (the “Disability Commencement Date”); provided that the Executive’s employment hereunder shall immediately terminate on the first date the Executive incurs a Disability as defined in clause (i) of the definition of Disability set forth on Exhibit B.
     (b) With or Without Cause. The Executive is an employee at will and the Company may terminate the Executive’s employment either with or without Cause (as defined in Exhibit A attached hereto) subject to the terms and conditions of this agreement. For purposes of this Agreement, a termination “without Cause” shall mean a termination by the Company of the Executive’s employment other than due to Cause, death or Disability.
     (c) With or Without Good Reason. The Executive’s employment may be terminated by the Executive voluntarily with or without Good Reason (as defined in Exhibit B attached hereto).
     (d) Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than death) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if necessary, specifies the Date of Termination consistent with this Agreement (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be; provided that if the event giving rise to a termination for Cause is pursuant to clauses (iv), (v), (vi), (vii) or (viii) of the definition of Cause, the date on which there is delivered to the Executive written notice of the requisite Chief Executive

Officer notification as set forth in the definition of “Cause” in Exhibit B, (ii) if the Executive’s employment is terminated by the Company without Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (iii) if the Executive’s employment is terminated by the Executive for Good Reason, thirty (30) days after the Company receives the Notice of Termination unless the Company has cured the alleged grounds for such termination within thirty (30) days after such receipt or if the Executive’s employment is terminated by the Executive without Good Reason, thirty (30) days after the Company receives the Notice of Termination, provided however, in with respect to termination without Good Reason the Company may accelerate the Date of Termination to an earlier date by providing the Executive notice of such action, (iv) if the Employment Agreement is not renewed, on the anniversary of the Commencement Date immediately following the notice of non-renewal provided such notice is timely given, and (v) if the Executive’s employment is terminated by reason of death or Disability, the date of the Executive’s death or the Disability Commencement Date, as the case may be.
     (f) Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the Date of Termination, from any positions that the Executive holds with the Company and its affiliates, the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having resigned from such positions upon termination of his employment, regardless of when or whether he executes any such documentation, or Executive is terminated due to his death or Disability.
     5. Obligations of the Company upon Termination of Employment.
     (a) Good Reason; Without Cause. If, during the Employment Period, the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason within sixty (60) days of the occurrence of any of the events that may constitute “Good Reason” as set forth in Exhibit A, the Company shall have no further obligations to the Executive under this Agreement or otherwise other than to pay or provide to the Executive the following amounts and benefits (provided the Executive has executed, delivered to the Company and not revoked a general release of claims against the Company in the draft form and substance as attached as Exhibit C, hereto (the “Release”) and subject to Section 8(h) hereof):
(i)	An amount equal to Executive’s unpaid Annual Base Salary for services through the Date of Termination;

(ii)	an amount equal to three (3) months of salary;

(iii)	unreimbursed business expenses;

(iv)	an amount for payment of unused, accrued vacation;

(v)	participation in all Company medical and dental plans in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination until the earlier of (i) the first anniversary of the Date of Termination and (ii) the date such Executive is or becomes eligible for comparable coverage under health plans of another employer;

(vi)	as long as the Executive uses such services prior to the first anniversary of the Date of Termination, up to $25,000 in outplacement services;

(vii)	payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangements or other agreements of the Company; and

(viii)	payment of Executive’s reasonable relocation costs (including for movement of household goods and reasonable transportation expenses) to relocate Executive and his family from Puerto Rico to New Jersey, USA. The payment of relocation costs are subject to preapproval by the Company and may not exceed the costs incurred by the Company to relocate the Executive and his family from New Jersey to Puerto Rico.
     (b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall have no further obligations to the Executive or his legal representatives, as applicable, under this Agreement or otherwise other than for the payment of the amounts and provision of the benefits set forth below:
(i)	payment of Annual Base Salary through the end of the month in which the Executive’s Date of Termination occurs;

(ii)	unreimbursed business expenses;

(iii)	an amount for payment of unused, accrued vacation; and

(iv)	payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangements or other agreements of the Company.
     (c) Cause or Voluntary Resignation Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for any reason other than Good Reason at any time during the Employment Period, the

Company shall have no further obligations to the Executive under this Agreement or otherwise other than for the payment of the amounts and provision of the benefits set forth below:
(i)	an amount equal to the Executive’s unpaid Annual Base Salary for services through the Date of Termination;

(ii)	unreimbursed business expenses;

(iii)	an amount for payment of unused, accrued vacation; and

(iv)	payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangements or other agreements of the Company.
     (d) Company or Executive’s failure to renew or extend this Agreement. If the Executive’s employment is terminated by reason of the Company’s or the Executive’s failure to renew or extend this Agreement, the Company shall have no further obligations to the Executive under this Agreement or otherwise other than for the payment of the amounts and provision of the benefits set forth below:
(i)	payment of Annual Base Salary through the end of the month in which the Executive’s Date of Termination occurs;

(ii)	unreimbursed business expenses;

(iii)	an amount for payment of unused, accrued vacation;

(iv)	payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangements or other agreements of the Company; and

(v)	payment of Executive’s reasonable relocation costs (including for movement of household goods and reasonable transportation expenses) to relocate Executive and his family from Puerto Rico to New Jersey, USA. The payment of relocation costs are subject to preapproval by the Company and may not exceed the costs incurred by the Company to relocate the Executive and his family from New Jersey to Puerto Rico.
     6. Change in Control Protections,
     (a) In the event, during the Employment Period, the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in both cases upon or within two (2) years immediately following a Change in Control, the Company shall have no further obligations to the Executive under the terms of this Agreement or otherwise other than to pay or provide to the Executive the following amounts and benefits (provided the Executive has executed, delivered to the Company and not revoked a general release of claims against the Company in a form satisfactory to the Company (the “Release) and subject to Section 8(h) hereof):
(i)	payment of Annual Base Salary through the end of the month in which the Executive’s Date of Termination occurs;

(ii)	payment of an amount equal to two (2) times Executive’s compensation (salary and bonus) received during the preceding year (“the Severance Payment”), and if such termination occurs in the first year of employment, the Severance Payment shall be $400,000.00;

(iii)	payment of unreimbursed business expenses;

(iv)	an amount for payment of unused, accrued vacation;

(v)	continued participation until the second anniversary of the Date of Termination in all Company medical and dental plans in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination (subject to offset as set forth in Section 7 hereof);

(vi)	as long as the Executive uses such services prior to the first anniversary of the Date of Termination, up to $25,000 in outplacement services;

(vii)	payments of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangements or other agreements of the Company.

(viii)	payment of Executive `s reasonable relocation costs (including for movement of household goods and reasonable transportation expenses) to relocate Executive and his family from Puerto Rico to New Jersey, USA. The payment of relocation costs are subject to preapproval by the Company and may not exceed the costs incurred by the Company to relocate the Executive and his family from New Jersey to Puerto Rico.
     7. No Duplication; No Mitigation. In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates. In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment except with respect to the continuation of benefits as provided under Section 6(a)(iii), which require termination immediately upon obtaining comparable coverage from another employer.
     8. Restrictive Covenants.
     (a) Confidentiality. During the Employment Period and thereafter, other than in the ordinary course of performing his duties for the Company, the Executive agrees that he shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any affiliate of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the course of his employment, including, but not limited to, records kept in the ordinary course of business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order him to divulge, disclose or make accessible such information. In the event the Executive is requested to disclose information as contemplated in the preceding sentence, the Executive agrees, unless otherwise prohibited by law, to use his best efforts to give the Company’s General Counsel prompt written notice of any request for disclosure in advance of the Executive making such disclosure in order to permit the Company a reasonable opportunity to challenge such disclosure. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure by the Executive, or (ii) becomes known to the public through no wrongful disclosure by or act of the Executive or any representative of the Executive.
     (b) Property Rights. Whether during the Employment Period or thereafter, the Executive agrees to hereby sell, assign and transfer to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) which during the period of his employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work he performs, or information he receives regarding the business of the Company, while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning any Rights, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights. The Executive agrees that at the time of the termination of employment, whether at the instance of the Executive or the Company, and regardless of the reasons therefore, he will promptly deliver to the Company’s General Counsel, and not keep or deliver to anyone else, any and all of the following which is in his possession or control: (i) Company property (including, without limitation, credit cards, computers, communication devices, home office equipment and other

Company tangible property) and (ii) notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing confidential or proprietary information of the Company or any of its affiliates, including any and all documents relating to the conduct of the business of the Company or any of its affiliates and any and all documents containing confidential or proprietary information of the customers of the Company or any of its affiliates, except for (x) any documents for which the Company’s General Counsel has given written consent to removal at the time of termination of the Executive’s employment and (y) any information necessary for the Executive to retain for his tax purposes.
     (c) Non-Competition. The Executive acknowledges that in his capacity in management the Executive has had or will have a great deal of exposure and access of the Company’s trade secrets and confidential and proprietary information. Therefore, unless otherwise agreed upon in writing by the Company, during the Executive’s employment and for twelve (12) months following termination of such employment (whether during the Employment Period or thereafter) (the “Restricted Period”) (i) the Executive shall not use or disclose the Company’s trade secrets and other confidential and proprietary information except in the ordinary course of performing his duties or as agreed by the Company, and (ii) the Executive agrees that he shall not, other than in the ordinary course of performing his duties hereunder or as agreed by the Company in writing, engage in a “Competitive Business”, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity. The Executive shall not be deemed to be in violation of this Section 8(c) by reason of the fact that he owns or acquires, solely as an investment, two percent (2%) or less of the outstanding equity securities (measured by value) of any publicly traded company. “Competitive Business” shall mean (x) the Executive’s participation in any unsolicited offer to purchase the stock or assets of the Company or its affiliates or (y) any financial institution in Puerto Rico.
     (d) Non-interference. The Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. Subject to the immediately following sentence, Executive agrees that, other than in the ordinary course of performing his duties for the Company, during the Restricted Period, the Executive will not, on behalf of himself or any other person or entity, directly or indirectly seek to encourage or induce any vendor or customer of the Company to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers. No action by another person or entity shall be deemed to be a breach of this provision unless the Executive directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.
     (e) No Hire; Non-Solicitation. The Executive agrees that, during the Restricted Period (other than in the ordinary course of performing his duties for the Company), he will not, without the prior written consent of the Company, directly or indirectly, (i) hire any employee of the Company or any of its affiliates who is then an employee of the Company or such affiliate or was an employee during the prior twelve (12) months period; (ii) solicit or encourage any such employee to leave the employ of the Company or such affiliate, as the case may be; or (iii) solicit or service the Company’s vendors or customers on behalf of a competing business enterprise. No action by another person or entity shall be deemed to be a breach of this provision unless the Executive directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.
     (f) Public Comment. Following the Employment Period, the Executive shall not at any time (i) make any public derogatory comment concerning the Company or its affiliates or anyone whom the Executive knows to be a current or former director, officer, stockholder or employee of the Company or (ii) without the prior written consent of the Company, which consent shall not be unreasonably withheld, publish or produce any information or write any book, article, screenplay, teleplay or similar type of publication relating to the Company or its affiliates or anyone whom the Executive knows to be a current or former director, officer, stockholder or employee, provided that no such consent shall be necessary for an academic work relating to Executive’s employment with the Company. Following the Employment Period, the Company shall not at any time make any public derogatory comment concerning the Executive. Notwithstanding the foregoing, nothing in this Section 8(f) shall prohibit any person from (x) responding publicly to incorrect, disparaging or derogatory public statements about the Company or the Executive relating to his employment with the Company, (y) providing truthful testimony in any judicial or administrative matter, or (z) making truthful statements required by law, by any regulatory authority or organization, or in connection with any public filing required by the Securities and Exchange Commission or any other regulatory authority.
     (g) Blue Penciling. If any restrictions on competitive or other activities contained in this Section 8 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent him from obtaining gainful employment subsequent to the termination of his employment.
     (h) Remedies; Injunctive Relief.
(i)	The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 8 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

(ii)	If at any time the Executive materially breaches any of the covenants in Section 8 and fails to cure such breach within ten (10) days after receipt of written notice from the Company, then (x) the Company shall have the right to cease to pay or provide to the Executive any payment, benefit or entitlement due (or accrued) under this Agreement except those required by applicable law and (y) if a neutral fact-finder determines that the Executive has materially breached any of the covenants in Section 8, the Executive shall be required to repay to the Company the net after-tax amount (such after-tax amount to be determined after taking into account tax deductions, tax credits, and the like attributable to the repayment) of any severance paid to the Executive under this Agreement. Such repayment to be made within 15 days after the neutral fact-finder enters the decision.
     (i) Survival. The provisions of this Section 8 shall remain in full force and effect until the expiration of the periods specified herein notwithstanding the earlier termination of the Executive’s employment hereunder or the expiration of the Employment Period. For purposes of this Section 8, “Company” shall mean the Company and any affiliate of the Company or any successor thereto.
     9. Mandatory Arbitration. Except to the extent necessary to enforce the provisions of Section 8 hereof in accordance with Section 8(g) or 8(h), the Executive (on behalf of himself and his beneficiaries) and the Company agree that any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, or the Executive’s employment with the Company or any affiliate, or any termination of such employment, shall be settled by confidential arbitration in Puerto Rico in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any award entered shall be final, binding and nonreviewable except on such limited grounds for review of arbitration awards as may be permitted by applicable law. Judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.

     10. Successors.
     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s prior written consent except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.
     11. Miscellaneous.
     (a) The Executive represents and warrants that he has the free and unfettered right to enter into this Agreement and to perform his obligations under it and that he knows of no agreement between him and any other person, firm or organization, or any law or regulation, that would be violated by the performance of his obligations under this Agreement. The Executive agrees that he will not use or disclose any confidential or proprietary information of any prior employer in the course of performing his duties for the Company or any of its affiliates.
     (b) This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the Commonwealth of Puerto Rico, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. In the event of any conflict or inconsistency between the provisions of this Agreement and any other Company plan, program, policy or agreement, the provisions of this Agreement shall control.
     (c) All notices and other communications hereunder shall be in writing and shall be given (i) when delivered personally (provided that a written acknowledgement of receipt is obtained), (ii) three (3) days after being sent by certified or registered mail, postage prepaid, return receipt requested or (iii) two (2) days after being sent by overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), with any such notice duly addressed to the party concerned at the address indicated below:

If to the Executive:	At the most recent address on file at the Company

If to the Company:	At the address of its
principal executive offices
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith.
     (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (e) The Company may withhold from any amounts payable under this Agreement such federal, Puerto Rico, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest or any additional tax under Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A).
     (f) Following the Executive’s termination of employment for any reason (whether during or after the expiration of the Employment Period), upon reasonable request of the Company, the Executive shall cooperate with the Company or any of its affiliates with respect to any legal or investigatory proceeding, including any government or regulatory investigation, or any litigation or other dispute relating to matters in which he was involved or had knowledge (or reasonably should have had knowledge) during his employment with the Company, subject to his reasonable personal and business schedules. The Company shall reimburse the Executive for all reasonable out-of-pocket travel and meal expenses associated with any cooperation provided hereunder.
     (g) No waiver shall be valid unless in writing signed by the party against whom the waiver is being enforced (that is, by the Executive or an authorized officer of the Company, as the case may be).
     (h) This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto (including, without limitation, the term sheet previously negotiated by the parties). In the event of any inconsistency between the provisions of this Agreement and the provisions of any other agreement or plan relating any other equity award granted to Executive, the provisions of this Agreement shall control. Any provision of this Agreement, to the extent necessary to carry out the intent of such provision, shall survive after the expiration of the Employment Period.
     (i) The Executive shall be entitled to indemnification in connection with any litigation or proceeding arising out of the Executive’s acting as President of the Company’s Consumer Banking Division and of Doral Bank or as an employee, officer or director of the Company, to the fullest extent permitted under the Company’s charter and by-laws and by applicable law. In addition, the Executive shall, during the Employment Period and for ten (10) years thereafter, be entitled to liability insurance coverage pursuant to a Company-purchased directors’ and officers’ liability insurance policy on the same basis as other directors and officers of the Company to whom such coverage (if any) is then provided.
     (j) Notwithstanding any other provision of this Agreement or otherwise, the Company will make no payment pursuant to this Agreement or otherwise which would be prohibited by 12 USC Section 1828(k) or any implementing regulations thereunder.
     (k) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.
     (1) The Company will pay reasonable attorney fees incurred by Spagnoletti in the review and negotiation of this Agreement and its Exhibits.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

DORAL FINANCIAL CORPORATION
By:	/s/ Enrique R. Ubarri
	Name:	Enrique R. Ubarri
	Title:	Executive Vice President

MAURICE SPAGNOLETTI
/s/ Maurice Spagnoletti

EXHIBIT A
[Sign-On Bonus Agreement]

Hiring Bonus Repayment Agreement
This Agreement is dated as of December 31, 2010, and agreed to by the undersigned employee, Maurice Spagnoletti (“Employee”).
Whereas, in connection with Employee’s hiring by Doral Financial Corporation or any of its subsidiaries or affiliates (collectively the “Company”), the Company will pay a hiring bonus of $15,000.00 on the first pay period following the execution of this Agreement; and
Whereas, Employee agrees to repay the Company the entire amount of the hiring bonus received and paid by the Company, if Employee terminates his employment with the Company (“Employment”), or Employment is terminated by the Company for causes as set forth below;
Now, therefore, in consideration of the Company paying for the hiring bonus, Employee agrees to the following:
1. Employee acknowledges that the hiring bonus will be treated as taxable income.
2. (a) If, through two years following the execution of this Agreement, Employee voluntarily terminates Employment (other than to work for a subsidiary or affiliate of the Company) or the Company terminates Employment for “Cause”, as defined in the Employment Agreement, or violation of the Company’s norms and policies (excluding termination due to layoffs, position eliminations, reductions in force, or any situation unrelated to Employee’s conduct, actions or omission), Employee agrees to repay the hiring bonus pursuant to the following schedule:
(i)	100% of the hiring bonus payment in the event of any such termination occurs during the first 12 months following the execution of this Agreement; and

(ii)	50% of the hiring bonus in the event of any such termination occurs during the 13th through the 24th month following the execution of this Agreement.
     (b) Employee shall pay the Company all amounts due in accordance with the foregoing schedule within 30 days following the Employee’s last day of Employment in case of termination pursuant to clause (a).
     (c) Employee understands and agrees that the Company, in accordance with applicable law, may (i) withhold any amounts due to employee, up to the amounts the Company is entitled to recover pursuant to this Agreement, and/or (ii) use a collection agency to recover any such amounts.

3. Employee understands that his/her Employment is subject to the Puerto Rico Employment Laws or his/her Employment Agreement. Notwithstanding the aforementioned, this Agreement is not an employment contract and does not confer or imply that his/her Employment will continue for any period of time or confer any rights with respect to the duration of Employment.
4. Employee understands that no hiring bonus will be paid to the Employee until this Agreement is signed by the Senior Vice President HR & Organization Effectiveness Officer or authorized representative of the Company.
5. (a) This Agreement shall be governed by the laws of Puerto Rico.
     (b) Employee shall not assign this Agreement or any part hereof without the Company’s prior written consent, and any such purported assignment without such consent shall be void. This Agreement shall be binding on and shall inure to the benefit of the Company’s successors and assigns, including collection agencies.
     (c) This Agreement constitutes the entire agreement and understanding of the Employee with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or other terms except those set forth in this Agreement. This Agreement supersedes all previous undertakings, agreements and representations between the parties, written or oral, with respect to the subject matter hereof. No modification of, addition to, or waiver of any provisions of this Agreement shall be binding unless in a writing signed by the Company.
     (d) Nothing contained herein shall confer any rights upon or create any duties toward any third party.
     (e) The Employee approves and consents to the terms and conditions of this Agreement by affixing his/her signature here to.

/s/ Maurice Spagnoletti	12/31/2010

Employee Signature	Date

/s/ Enrique R. Ubarri	12/31/2010

Enrique R. Ubarri	Date
Executive Vice President

EXHIBIT B
     For all purposes of this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” of a person or other entity shall mean a person or other entity controlled by, controlling or under common control with the person or other entity specified.
     “Disability” shall mean (i) the Executive becomes eligible for full benefits under a long-term disability policy provided by the Company or (ii) the Executive has been unable, due to physical or mental illness or incapacity, to substantially perform the essential duties of his employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one-hundred eighty (180) days during any consecutive twelve (12)-month period.
     “Cause” shall mean:
     (i) the Executive’s refusal of or demonstration of an unwillingness to reasonably cooperate in good faith with any Company or government investigation or provide testimony therein (other than such failure resulting from Executive’s disability);
     (ii) the Executive’s violation of his fiduciary duty or his duty of loyalty to the Company or the Company’s Code of Ethical Business Conduct in any respect;
     (iii) the Executive’s failure to perform his material duties with respect to the Company or its subsidiaries as provided hereunder;
     (iv) the Executive’s act of fraud, misappropriation, or embezzlement or other illegal conduct with respect to the Company or any material affiliate;
     (v) the Executive’s indictment for, conviction of, or plea of guilty or no contest to any felony (other than a minor traffic violation) or any misdemeanor that would preclude employment under the Company’s hiring policy;
     (vi) the Executive’s admission of liability of, or a finding by a court or the applicable regulatory agency or body of liability for, the violation of any “Securities Laws” (but excluding any technical violations of any Securities Laws which are not criminal in nature) or the violation of any “Banking Laws” (but excluding any technical violations of any Banking Laws which are not criminal in nature); as used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and “Banking Laws” means any federal or state banking law, rule or regulation governing the Company or its affiliates;

     (vii) the Executive engages in conduct that constitutes neglect or misconduct;
     (viii) the Executive’s failure to comply with any valid and legal directive of the Company or the Board; or
     (ix) the Executive’s breach of any covenant set forth in Section 8 of this Agreement.
     Anything notwithstanding to the contrary, the Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (i), (ii), (iii), (vii) and (viii) above, unless the Executive has been given written notice by the Chief Executive Officer stating the basis for such termination and he is given fifteen (15) days to cure the neglect or conduct that is the basis of any such claim and he fails to cure such conduct.
     “Good Reason” shall mean the occurrence of any of the following without the Executive’s written consent:
     (i) a reduction in the Executive’s then current Annual Base Salary or target bonus opportunity.
     (ii) a material diminution in the Executive’s positions, including, without limitation, removing the Executive from such positions (and for the avoidance of doubt, (a) in the event of any Change in Control of the Company in which the Company becomes a wholly-owned subsidiary of an entity whose assets prior to such Change in Control have a fair value that is five (5) times or greater than the fair value of the assets of the Company prior to such Change in Control, no material diminution of any of the foregoing shall be deemed to occur so long as the Executive continues to be responsible for the same business matters at the Company for which the Executive was responsible immediately prior to such Change in Control and (b) no material diminution of any of the foregoing shall be deemed to occur solely as a result of a Change in Control);
     (iii) a change in reporting structure so that the Executive reports to someone other than the Chief Executive Officer of the Company;
     (iv) an involuntary change in Executive’s principal place of work if the new place of work is outside a 50-mile radius from the Company’s headquarters in San Juan, Puerto Rico;
     (iv) the failure of any successor to all or substantially all of the Company’s assets to assume this Agreement, whether in writing or by operation of law.
     Anything notwithstanding to the contrary, the Executive may only terminate his employment for “Good Reason” upon thirty (30) days’ written notice to the Company (provided the Company does not cure the event or events giving rise to Good Reason prior to the expiration of such thirty (30)-day notice period).

     “Change in Control” will be deemed to have taken place if:
     (i) any “person” (as such term is used in Sections 3(a)(9) and Section 13(d) of the Securities Exchange Act of 1934) other than the Company or any employee benefit plan of the Company or any of its subsidiaries, (x) becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of Company securities having more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business) (“Voting Securities”) or (y) becomes the “beneficial owner” of Company of 25% or more of the Voting Securities of the Company and such person has the power to appoint or elect a majority of the members of the Board; or
     (ii) persons who, as of the effective date of this Agreement constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the effective date of this Agreement shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50% of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director, or
     (iii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, the holders of all the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then outstanding securities of the surviving entity (or in the event each entity survives, the ultimate parent entity resulting from such transaction) (the “Surviving Entity”) entitled to vote generally in the election to elect directors of the Surviving Entity after such transaction.

EXHIBIT C
[RELEASE AGREEMENT]

CONFIDENTIAL TERMINATION AGREEMENT AND GENERAL RELEASE
     THIS CONFIDENTIAL TERMINATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between:
     THE PARTY FOR THE FIRST PART: Maurice Spagnoletti (“Spagnoletti”) and his spouse [INSERT SPOUSE’S NAME](“Spagnoletti and his spouse”), both of them of legal age, married to each other, and residents of San Juan, Puerto Rico; and,
     THE PARTY FOR THE SECOND PART: Doral Financial Corporation (“Doral” or the “Company”), a financial institution organized under the laws of the Commonwealth of Puerto Rico:
W I T N E S S E T H:
     WHEREAS, Spagnoletti was employed by DORAL as Executive Vice President — Mortgage and Banking Operations, from [DATE OF HIRE], until effective [DATE OF TERMINATION] (“the Termination Date”), when his position was eliminated.
     WHEREAS, if Spagnoletti and his spouse execute and return this Agreement to the Company’s General Counsel, and do not revoke such acceptance within seven days of the date of execution of this Agreement (“the Effective Date”), then Spagnoletti will receive the benefits described in Paragraph 1 below;
     WHEREAS, Spagnoletti and his spouse and the Company desire to enter into the following Agreement to resolve all issues between them including, but not limited to those relating to Spagnoletti’s employment with DORAL, and the termination thereof;
     NOW, THEREFORE, in consideration of the promises contained herein, it is agreed as follows:
1.	Benefits.
1.1.	Pursuant to the terms set forth in the Employment Agreement between Spagnoletti and Doral, Spagnoletti will receive the following benefits:
(INSERT DETAILS OF SEVERANCE PAYMENT AND
BENEFITS TO BE RECEIVED]
1.2.	All other benefits provided by DORAL will cease as of the Termination Date. Spagnoletti and his spouse agree that they are not entitled to receive, will not claim and expressly waive any entitlement to rights, benefits or compensation other than as expressly set forth in this Paragraph 1.

1.3.	The payment of the benefits detailed in Paragraph 1 of this Agreement shall not be understood to be an acknowledgement on the part of DORAL or the Released Parties of the commission of any illegal, discriminatory, unjustified, or retaliatory act.
2.	Complete Release.
2.1.	Release: Spagnoletti and his spouse irrevocably and unconditionally release all of the claims described in Subparagraph 2.2 that Spagnoletti and his spouse may have against the following persons or entities (the “Released Parties”): the Company, Doral Bank, Doral Mortgage, all related or affiliated companies (including, but not limited to, Doral Financial Corporation) and all of the Company’s or such related or affiliated companies’ predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Subparagraph.

2.2.	Claims Released: The claims released include all claims, promises, debts, causes of action or similar rights of any type or nature Spagnoletti and his spouse have or had against the Released Parties, including but not limited to those which in any way relate to: (a) Spagnoletti’s employment with DORAL, or the termination of that employment, such as claims for compensation, bonuses, commissions, lost wages or unused accrued vacation, or sick pay; (b) the design or administration of any long-term incentive plan, benefits, perquisites, employee benefit program or Spagnoletti’s and his spouse’s entitlement to benefits under any such plan, benefits, perquisites, or program, including, without limitation, any stock, stock option plan, or retention program; (c) any rights Spagnoletti and his spouse have to severance or similar benefits under any program, policy or procedure of the Company or any related or affiliated company ; (d) any claims to attorneys fees or other indemnities; and (e) any other claims or demands Spagnoletti and his spouse may on any basis have. The claims released, for example, may have arisen under any of the following statutes or legal doctrines:
2.2.1.	Anti-Discrimination Statutes, such as Title VII of the Civil Rights Act of 1964, § 1981 of the Civil Rights Act of 1866 and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, sex or retaliation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the American With Disabilities Act and § 503 and § 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Family and Medical Leave Act, which protects employee rights to leave; the Constitution of Puerto Rico, which prohibits discriminatory treatment; Law 69 of July 6, 1985, which prohibits discrimination on the basis of sex; Law 17 of April 22, 1988, which prohibits sexual harassment.
2.2.2.	Federal Employment Statutes, such as the Employee Retirement Income Security Act of 1974 (“ERISA”), which, among other things, protects pension or health plan benefits; and the Fair Labor Standards Act of 1938, which regulates wage and hour matters.

2.2.3.	Other Laws, such as Law 80 of May 30, 1976 (unjustified dismissal); Law 100 of June 30, 1959; Law 3 of March 13, 1942, as amended; Law 116 of December 20, 1992; Law 139 of June 26, 1968 (SINOT); Law 45 of April 18, 1935 (State Insurance Fund), however, the release of claims under Law 45 should not be interpreted as a limitation of the right to file a claim for workers’ compensation in the State Insurance Fund; law 44 of July 2, 1985; Law 379 of May 15, 1948 (Days and Hours of Work); Law 96 of June 26, 1956 (Minimum Wage); Law 180 of July 27, 1998; the Insurance and Civil Codes of Puerto Rico and any other federal, state or local (including Puerto Rico) laws, whether based on statute, regulation or common law, providing workers’ compensation benefits; restricting an employer’s right to terminate employees or otherwise regulating employment; or enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; providing recourse for alleged wrongful discharge, harassment or discrimination, physical or personal injury, emotional distress, fraud, negligent misrepresentation, libel, slander, defamation and similar or related claims.

2.2.4.	Age Discrimination in Employment Act.
2.2.4.1	Spagnoletti and his spouse also acknowledge and agree that by signing this Agreement, that, in addition to the matters discussed above, Spagnoletti and his spouse waive and release any and all claims, charges, or rights Spagnoletti may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), that this waiver and release is knowing and voluntary, and that a consideration of [INSERT AMOUNT THAT WILL BE TENDERED BACK IN CASE OF ANY CHALLENGE TO

THE AGREEMENT] (included in the Severance Payment) was given for the waiver and release of any potential claim under ADEA. Said consideration is in addition to anything of value to which Spagnoletti was already entitled as an employee of DORAL. Spagnoletti and his spouse further acknowledges that they have been advised that: (a) they should consult with an attorney (at Spagnoletti’s own expense) prior to executing this Agreement (Spagnoletti and his spouse understand that whether or not they consult with an attorney is their decision); (b) they have at least twenty one (21) [or forty five (45), depending on the circumstances] days to consider this Agreement (although Spagnoletti and his spouse may choose to execute this Agreement earlier); (c) this Agreement does not waive or release any rights or claims Spagnoletti and his spouse may have under the ADEA which may arise after they execute this Agreement; (d) Spagnoletti and his spouse have seven (7) days following execution of their Agreement to revoke their consent to their Agreement (to be effective, any revocation must be actually received in writing by DORAL’s General Counsel, by 5:30 p.m. no later than on the seventh day after Spagnoletti and his spouse sign the Agreement); and (e) the agreement shall not be effective until the seven (7) day revocation period has expired.

2.2.4.2.	Spagnoletti and his spouse acknowledge and agree that they were given a copy of this Agreement on [INSERT DATE]. Spagnoletti and his spouse also acknowledge having received Addendum A, specifying the positions impacted by the reduction in force [IF APPLICABLE TO THE CIRCUMSTANCES OF THE TERMINATION] and have been given the opportunity to consult with whomever they wish, and have entered into this Agreement voluntarily and with full knowledge of its final and binding effect.
2.3.	Release Extends to Both Known and Unknown Claims: The release covers both claims that Spagnoletti and his spouse know about and those they do not know about. Spagnoletti and his spouse understand the significance of their release of unknown claims and their waiver of statutory protection against a release of unknown claims. Spagnoletti and his spouse expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.

2.4.	Ownership of Claims: Spagnoletti and his spouse represent that they have not assigned or transferred, or purported to assign or transfer, all or any part of any claim released by this Agreement.
3.	Spaqnoletti and His Spouse’s Promises.

In addition to the release of claims provided for in Paragraph 2, Spagnoletti and his spouse also agree to the following:
3.1	Representations:
3.1.1.	Spagnoletti and his spouse represent and warrant that they have not been the victims of retaliation or discrimination or suffered any damages attributable to the Company or the Released Parties, including but not limited to the claims that could have arisen from the statutes and regulations established in paragraph 2, and declare and represent that their family members, heirs, executor, assignee, guarantors, friends or relatives, have not suffered any damages whatsoever that may be attributed to the Company or the Released Parties and promise to testify to the above in any forum. Spagnoletti and his spouse represent and warrant that they have not suffered any damages or wrongful treatment attributed to the Company or the Released Parties, for any reason including, but not limited to, Spagnoletti’s employment relationship with DORAL, the termination of same and any other event, act or omission occurring during Spagnoletti’s employment or thereafter and promises to testify to such in any forum.

3.1.2	Spagnoletti agrees and understands that the terms, conditions, and obligations set forth in the Employment Agreement between Spagnoletti and the Company are binding and survive the termination of his employment. The terms, conditions, and obligations set forth is Section 8 (“Restrictive Covenants) of said Employment Agreement are incorporated entirely to this Agreement as if set forth, at length, herein.

3.1.3	Spagnoletti and his spouse represent and warrant that they are not aware of any facts that would (a) establish, (b) tend to establish, or (c) in any way support an allegation of a violation by the Company of the federal False Claims Act (or any similar state or federal quitam statute).
3.2	Safeguard the Company: Spagnoletti and his spouse promise to safeguard and fully compensate the Released Parties for any claim or complaint filed by Spagnoletti, his spouse, relative, son/daughter, heirs, executor, assignees, bondsmen, dependents, friends or relatives of

Spagnoletti or his spouse against the Released Parties, based on the violation of the Constitution of the Commonwealth of Puerto Rico and/or any other statute, contract, or responsibility not in contract, regarding the employment or termination of employment of Spagnoletti or any event, act or omission during the employment of Spagnoletti, or after employment but related to the employment or termination of the employment of Spagnoletti. The Released Parties will select the attorneys to represent them in the litigation, and the legal fees and expenses incurred will be fully paid by Spagnoletti or his spouse.
3.3.	No Future Employment: Spagnoletti understands that that his employment with DORAL and all of DORAL’s related or affiliated companies ended forever on the Termination Date and Spagnoletti promises not to seek employment with DORAL or with its related or affiliated companies.

3.4.	No Pursuit of Released Claims: Spagnoletti and his spouse promise never to file or prosecute a lawsuit or other complaint or charge asserting any claims that are released by the Agreement. Spagnoletti and his spouse represent that they have not filed or caused to be filed any lawsuit, complaint or charge with respect to any claim this Agreement releases. Spagnoletti and his spouse promise never to seek any damages, remedies, or other relief for Spagnoletti or his spouse personally (any right to which they hereby waive and promise never to accept) by filing or prosecuting a charge with any administrative agency with respect to any claim purportedly released by this Agreement.

3.5	Agreement to be Kept Confidential: Spagnoletti and his spouse agree not to disclose the terms, amount, or existence of this Agreement to anyone other than a professional representative of Spagnoletti and his spouse and, even as to such a person, only if the person is informed of and agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement shall be treated as a violation of this Agreement by Spagnoletti and his spouse. This Subparagraph shall not prohibit disclosure of the terms, amount or existence of this Agreement to the extent necessary legally to enforce this Agreement or to the extent otherwise legally required. Since the damages DORAL would suffer if this Subparagraph were violated would be difficult to calculate, Spagnoletti and his spouse promise to pay DORAL $10,000 for each violation and, in addition, the DORAL shall be entitled to the relief described in Paragraph 5.

3.6.	DORAL Property to be Returned: Spagnoletti promises that, on or before the Effective Date and as a condition for payment of the benefits described in Paragraph 1 of this Agreement, Spagnoletti will return to DORAL all files, memoranda, documents, records, copies of the foregoing, credit cards, keys, computer, and any other DORAL property in Spagnoletti’s possession or control. Spagnoletti and his spouse understand and agree that DORAL shall withhold delivery of any or all of the benefits identified in Paragraph I until Spagnoletti returns to DORAL all Company property.

3.7.	Spagnoletti and His Spouse Not to Harm DORAL: Spagnoletti and his spouse agree not to testify against the Company, criticize, denigrate or otherwise disparage DORAL, any other Released Party, or any of DORAL’s or the Released Parties’ products, processes, policies, practices, standards of business conduct, or areas or techniques of research; provided, however, that nothing in this Agreement shall prohibit Spagnoletti or his spouse from complying with any lawful subpoena or court order. Should Spagnoletti or his spouse receive any subpoena or court order, they will promptly notify DORAL (c/o General Counsel) of the existence of such subpoena or order and provide a copy of the document.

3.8.	Taxes. The Severance Payment and all other benefits detailed in paragraph 1 of this Agreement will be subjected to all applicable state and federal tax withholdings.

3.9	Spagnoletti’s Cooperation Required. Spagnoletti agrees that when requested by DORAL, he will promptly and fully respond to all inquiries from the Company and any of its representatives relating to any matter as to which he may have knowledge, including but not limited to (i) any ongoing or future internal or external investigation of the Company, or (ii) litigation or threatened litigation.
4.	Non-Admission of Liability.

DORAL has entered into this Agreement with Spagnoletti and his spouse to effect a mutually acceptable resolution of each claim that is released in Paragraph 2. DORAL does not believe or admit that it or any other Released Party has done anything wrong. Spagnoletti and his spouse agree that this Agreement shall not be admissible in any court or other forum for any purpose other than the enforcement of its terms and representations.

5.	Consequences of Spaqnoletti’s or His spouse’s Violation of Promises.
5.1.	General Consequences: If Spagnoletti or his spouse break any of their promises in this Agreement, for example, by filing or prosecuting a lawsuit or charge based on claims that Spagnoletti and his spouse have released, or if any representation made by Spagnoletti and his spouse in this Agreement was false when made, they (a) shall forfeit all right to future benefits under this Agreement, (b) following a finding by a neutral fact finder that Spagnoletti or his spouse breached this Agreement, then Spagnoletti (i) must repay all benefits previously received, upon the DORAL’s demand and (ii) must pay reasonable attorney’s fees and all other costs incurred as a result of Spagnoletti’s or his spouse’s breach or false representation, such as the cost of defending any suit brought with respect to a released claim by them or other owner of a released claim. Clause (b)(i) or (ii) above shall not apply to the prosecution of claims released under Subparagraph 2.2.4 to the extent prohibited by law, claims that Spagnoletti and his spouse acknowledge are completely and forever waived.
In addition, Spagnoletti and his spouse hereby covenant that in order to ensure that they have complied fully with their obligations under Paragraph 3.1.3 of this Agreement, Spagnoletti and his spouse hereby covenant and agree that to the full extent permitted by law, they hereby waive and release any and all rights or claims they may have to any proceeds or awards that they may be entitled to under any cui tam proceeding brought against any of the Released Parties. Spagnoletti and his spouse further agree that they shall deliver any such money, proceeds, or awards to the U.S. government.

5.2.	Injunctive Relief: Spagnoletti and his spouse further agree that DORAL would be irreparably harmed by any actual or threatened violation of Paragraphs 3.1.2, 3.3 and 3.5 and that DORAL shall be entitled to an injunction prohibiting Spagnoletti or his spouse from committing any such violation.

5.3.	Challenges to Validity: Should Spagnoletti or his spouse attempt to challenge the formation or enforceability of this Agreement (except with respect to claims released under Subparagraph 2.2.4, to the extent prohibited by law, claims which Spagnoletti and his spouse acknowledge are completely and forever waived), they shall initially tender, by certified check delivered to DORAL, all amounts received pursuant to this Agreement, plus interest at the legal rate and invite DORAL to cancel this Agreement. In the event DORAL accepts this offer, this Agreement shall be canceled. In the event DORAL does not accept this offer, DORAI_ shall so notify Spagnoletti and the amount tendered by Spagnoletti and his spouse shall be placed in an interest-bearing account pending a determination of the enforceability of this Agreement. If the Agreement is determined to be enforceable, the amount in the account shall be repaid to Spagnoletti and his spouse, if this Agreement is determined not to be enforceable, the amount in the account shall be retained by DORAL or its designee.
6. Except to the extent necessary to enforce the provisions of Section 8 of the Employment Agreement between Spagnoletti and the Company, and paragraph 3.1.2 of this Agreement, Spagnoletti and the Company agree that any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by confidential arbitration in Puerto Rico in accordance with the Commercial Arbitration

Rules of the American Arbitration Association. Any award entered shall be final, binding and nonreviewable except on such limited grounds for review of arbitration awards as may be permitted by applicable law. Judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.
7.	Voluntarily Entering Agreement:

Spagnoletti and his spouse acknowledge that they (a) had a sufficient period to consider and review this Agreement before signing it; (b) carefully read this Agreement; and (c) fully understands it and are entering into it voluntarily.

8.	Choice of Laws.

This Agreement shall be governed by the substantive laws of the Commonwealth of Puerto Rico as applied to contracts entered into and to be performed entirely within such jurisdiction by residents thereof.

9.	Nature, Effect and Interrelation of this Agreement.
9.1.	Entire Agreement: Spagnoletti and his spouse acknowledge that this Agreement is the entire agreement between them and DORAL; it may not be modified or canceled in any manner except by a writing signed by DORAL, and Spagnoletti and his spouse. DORAL has made no promises to Spagnoletti and his spouse other than those in this Agreement.

9.2.	Successors and Assigns: This Agreement shall bind Spagnoletti’s and his spouse, their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

9.3.	Interpretation: This Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the others. Paragraph headings used in this Agreement are intended solely for convenience of reference and shall not be used in the interpretation of any of this Agreement.

9.4	Implementation: DORAL, Spagnoletti, and his spouse, agree that, without the receipt of further consideration, they will sign and deliver any documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

     Executed in San Juan, Puerto Rico this _____th to day of __________________
FOR SPAGNOLETTI AND HIS SPOUSE:

MAURICE SPAGNOLETTI	[SPOUSE’S NAME]
Dated:	Dated:

FOR DORAL FINANCIAL CORPORATION:

GENERAL COUNSEL